Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2024 relating to the financial statements of Riot Platforms, Inc. and the effectiveness of Riot's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Riot Platforms, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Houston, TX

June 28, 2024